Exhibit 10.2

                              EMPLOYMENT AGREEMENT

      This EMPLOYMENT AGREEMENT entered into as of June 1, 2001 is by and between Aspect SemiQuip International, Inc., an Arizona corporation (the "Company"), and Douglas Dixon, an individual residing at 2187 East Victor Road, Gilbert, Arizona 85296 ("Employee").

RECITALS:

      A. Employee has agreed to serve as the President and Chief Executive Officer of the Company;

      B. The Board of Directors of the Company considers sound and vital management to be essential and desires to have the benefits of Employee's knowledge, experience, and service; and

      C. Employee desires to be employed by the Company and the Company desires to retain Employee as its President and Chief Executive Officer on the terms and conditions set forth herein.

AGREEMENTS:

      The parties hereto, in consideration of the covenants and agreements set forth herein and other good and valuable consideration, agree as follows:

      1. Definitions. The purposes of this Agreement, the following terms shall have the meaning indicated thereof:

            1.1 Board means the Board of Directors of the Company or any successor.

            1.2 Change In Control Event mean (i) a merger, consolidation or any exchange of shares of capital stock of the Company whereby more than fifty percent (50%) of the total combined voting power of the Shareholders is sold, transferred or exchanged to any person or entity other than an affiliate of the Shareholders; (ii) a sale of all or substantially all the assets of the Company; or (iii) the adoption of a plan of dissolution or liquidation.

            1.3 Change In Control Termination means any termination of Employee by the Company within ninety (90) days prior to or one (1) year after the closing of any Change In Control Event other than a Termination for Cause.

            1.4 Company means Aspect SemiQuip International, Inc. or any successor entity.


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            1.5   Compensation means the total amount included in Employee's gross income for federal income tax purposes in connection with his employment hereunder for payments or benefits received under the provisions of Section 2.3.1, 2.3.2, and
                  2.3.3 hereof.

            1.6   Effective date means June 1, 2001.

            1.7 Gross Sales Revenue means the total revenue generated by the Company through fees charged for services rendered or products sold or any other revenue received by the Company in the course of business as shown on the Company's audited year-end financial statements.

            1.8 Pre-Tax Net Profits shall mean annual gross revenues less expenses, not including any bonuses or other case compensation above the standard salaries paid to employees or consultants which require the approval of the Board, amortization of debt service, any depreciation as reported in the Company's audited year-end financial statements.

            1.9 Shareholders shall mean Employee and Scott Magoon as of the Effective Date.

            1.10 Termination For Cause means the termination of employment of Employee by the Board because of Employee's personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any material law, rule or regulation resulting in the Company's detriment or reflecting upon the Company's integrity (other than traffic infractions or similar minor offenses) or a material breach by the Employee of the terms of this Agreement and failure to cure such breach within thirty (30) days after receipt of written notice from the Company specifying the nature of such breach or to pay compensation to the Company deemed reasonable by the Company if the breach cannot be cured. For purposes of this Agreement, Employee's termination of employment shall not be considered to be a Termination for Cause unless and until there shall have been delivered to the Employee a copy of a resolution, duly adopted by the affirmative vote of not less than sixty-six (66%) of the entire membership of the Board, excluding the vote of Employee, at a meeting called and held for that purpose after reasonable notice to Employee and an opportunity for him, together with his counsel, to be heard, finding that, in the good faith opinion of the Board, Employee is guilty of misconduct of the type described in this Section 1.10, and specifying the particulars


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                  thereof in detail which determination shall be subject to a complete and de novo review as to reasonableness and good faith.

            1.11 Total and Permanent Disability means an injury or illness of the Employee that prevents the performance of customary duties and which is expected to be a long continued and indefinite duration and that has caused Employee's absence from service for at least one hundred eighty (180) days.

      2. Employment. The Company hereby retains and employs Employee to serve in the capacity of President and Chief Executive Officer. Employee accepts such employment on the terms and conditions set forth herein.

            2.1 Term. The term of this Agreement shall commence on the Effective Date and shall end, unless previously terminated in accordance with the provisions of Section 3 hereof, at the close of business on the day before the first anniversary of the Effective Date hereof. Notwithstanding the above, should either party fail to give written notice of an election to terminate this Agreement at least 60 days prior to the first anniversary date hereof, this Agreement shall automatically be renewed for an additional one year period. Such annual renewals shall thereafter automatically take place unless either party has given written notice at least 60 days prior to the next anniversary date.

            2.2 Duties and Responsibilities. Employee's position shall be President and Chief Executive Officer of the Company. The President and Chief Executive Officer of the Company, subject to the control of the Board, shall in general supervise and control all business and affairs of the Company. He shall bear ultimate responsibility for the success or failure to the business of the Company and the operating profits or losses. Employee shall serve in such other executive capacities and have such additional titles and authorities with respect to the Company and its subsidiaries as the Board may from time to time reasonably prescribe. During the term of this Agreement, Employee shall devote substantially his entire work time, attention, and energies to the business of the Company and its subsidiaries. Subject to the provisions of Section 4 hereof, Employee may serve as a director or member of any other corporation or entity so long as any such service does not cause any conflict of interest with the Company.

            2.3.  Compensation.

                  2.3.1 Base Salary. Subject to the further provisions of this


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                  Agreement, the Company agrees to pay to Employee an annual base salary of One Hundred Fifty Thousand Dollars ($150,000.00), payable no less frequently than in accordance with the regular payroll practices of the Company, with such increases as shall be made from time to time in accordance with the Company's regular salary administrative practices as applied to Company officers. The base salary of Employee shall not be decreased at any time during the term of this Agreement from the amount in effect from time to time, unless the Board of Directors elects to decrease the same in connection with a decrease in compensation for all or substantially all of the Company's executive officers.

                  2.3.2 Bonus Plans. For each year during the term of this Agreement, Employee shall be eligible to participate in any Bonus Plans adopted by the Board for the benefit of the Company's executives.

                  2.3.3 Benefits and Benefit Plans. Employee shall be entitled to participate in any benefits plans that are now or may hereafter become applicable to the Company's executives, and any other benefits which are commensurate with the duties and responsibilities to be performed by the Employee under this Agreement; including, but not limited to, reimbursement for reasonable business expenses accounted for in accordance with applicable governmental regulations; life, long-term disability and accident insurance plans; employee saving and investment plans; and medical, dental and hospitalization insurance plans; without any material reduction in such benefits as in effect on the Effective Date hereof.

                  2.3.4 Participation in Retirement and Benefit Plans. The Employee shall be entitled to participate in any retirement, pension, thrift or other retirement or employee plan that the Company has adopted or may adopt for the benefit of its senior executives.

3. Termination. Employee's employment under this Agreement shall terminate upon the occurrence of any one of the following events:

      3.1 Total and Permanent Disability. In the event Employee suffers Total and Permanent Disability, the Company may terminate Employee's employment. Should employment be terminated on or before July 1 of any year when this Agreement is in effect, Employee shall not be entitled to receive any bonus payable under any plan adopted by the Board as described in Section 2.3.2 for the year in which the termination occurs. Should employment terminate at any time after June 30, Employee shall


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            be entitled to receive the full amount of any bonuses to be paid for the year in which termination occurs. The date of any bonus payment, however, shall not be accelerated but shall be paid at the time set forth in Section 2.3.2. Upon termination by reason of Total and Permanent Disability, the Company shall pay to Employee such benefits as may be provided to officers of the Company under any Company provided disability insurance or similar policy or under any Company adopted disability plan and in the absence of any such policy or plan shall continue to pay to Employee for a period of not less than four (4) years the Compensation then in effect as of the effective date of Employee's termination. Employee agrees, in the event of any dispute under this Section as to the existence of Total and Permanent Disability, to submit to a physical examination by a licensed physician selected by the Company, the cost of such examination to be paid by the Company, and the decision as to Employee's disability shall be conclusive and binding upon the Company and Employee. Nothing contained herein shall be construed to affect Employee's rights under any disability insurance or similar policy, whether maintained by the Company, Employee or another party.

      3.2 Death. In the event of the death of Employee this Agreement shall terminate and, all obligations of the Company hereunder shall be extinguished as of the date of Employee's death, except that Employee's estate or beneficiaries shall have the right to receive payment of four years of salary paid in equal monthly installments over the succeeding two year period; and in the event Employee dies on or before July 1 of any year when this Agreement is in effect, Employee shall be entitled to receive the full amount of bonuses, if any, to be paid for the year in which death occurs. The date of any bonus payment, however, shall not be accelerated but shall be paid at the time set forth in Section 2.3.2. Nothing contained herein shall be construed to affect any rights of Employee's estate under any life insurance or similar policy, whether owned by the Company, the Employee or any third party.

      3.3 Termination for Cause. The Company may effect a Termination for Cause of Employee. The Company shall have no further obligation to pay Compensation hereunder after the date of Termination for Cause and any accrued but unpaid bonus payable under any plan adopted by the Board as described in Section 2.3.2 shall be immediately forfeited.

      3.4 Voluntary. Should Employee voluntarily terminate his employment prior to the termination of this Agreement, the Company shall have no further obligation to pay compensation and any accrued but unpaid bonus described in Section 2.3.2 shall be forfeited in full.

      3.5   Change In Control Termination. Upon the occurrence of any Change In


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            Control Termination, Employee shall receive a lump sum payment of four times his annual base salary in effect on the date of termination of his employment. In the event of a Change In Control Termination on or before July 1, Employee shall not be entitled to receive any bonus payable under any plan adopted by the Board as described in Section 2.3.2 for the year in which the Change In Control Termination occurs. In the event of a Change In Control Termination which occurs after June 30, Employee shall be entitled to received the full amount of any bonuses to be paid for the year in which the Change In Control Termination occurs. The date of the bonus payment, however, shall not be accelerated but shall be paid at the time set forth in Section 2.3.2.

      3.6 Termination without Cause. In the event the Board terminates Employee for any reason other than those otherwise contained in this
            Section 3, Employee shall be entitled to receive the same payments and benefits as described in Section 3.2.

4     Confidentiality.

      4.1 Confidential Information. Employee acknowledges that he has and will have access to trade secrets and confidential business information of the Company and its affiliates and subsidiaries throughout the term of this Agreement and that any such trade secret or confidential information, regardless of whether Employee alone or with others developed any such trade secret or confidential information, shall be and shall remain the property of the Company or its affiliates or subsidiaries. During the term of this Agreement and after termination of employment, Employee shall not either voluntarily or involuntarily, on either his own account, as a member of a firm, or on behalf of another employee or otherwise, directly or indirectly use or reveal to any person, partnership, corporation or association any trade secret or confidential information of the Company or any of its subsidiaries or affiliates. Such trade secrets shall include, but shall not be limited to, business plans, marketing plans, or programs, any non-public financial information, including but not limited to, financial information, forecasts and statistics relating to markets, contracts, customer lists, compensation arrangements and business opportunities, inventions, formulas, processes, technical plans, drawings, diagrams, flow charts, programs, methods and practices, price lists and supplier lists. The terms "trade secrets" shall not include information generally available to the public or a governmental agency. Employee will not make available to any person, partnership, corporation or association, or retain after termination of employment, any Employer policy manuals, printed materials or computer disc containing information related to the Company or to any affiliate of the Company.


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      4.2   Injunctive Relief. Employee acknowledges that the restrictions contained in the Section 4 are a reasonable and necessary protection of the immediate interests of the Company and its affiliates and subsidiaries and that any violation of these restrictions would cause substantial injury to the Company. In the event of a breach or threatened breach by Employee of these restrictions, the Company shall be entitled to apply to any court of competent jurisdiction for any injunction, without the necessity of posting a bond, restraining Employee from such breach or threatened breach; provided, however, that the right to apply for any injunction shall not be construed as prohibiting the Company from pursuing any other available remedies for such breach or threatened breach.

      4.3 Non Competition. Upon termination of this Agreement for any reason, Employee shall be bound by the terms and provisions of the Confidentiality and Non Compete Agreement attached hereto as Exhibit A.

5. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefits of the Employee, the Company and their respective heirs, executors, administrators, successors and assigns; provided, however, that Employee may not assign his rights hereunder without the prior written consent of the Company and may not assign his obligations hereunder. The Company may assign either its rights or obligations hereunder to any of its subsidiaries or affiliated corporation or to any successor to substantially all of the assets or business of the Company.

6. Modification, Waiver or Amendment. The provisions of this Agreement may not be modified, amended or waived except by a written instrument executed by the Company and Employee. The waiver of any provision of this Agreement by either party shall not constitute a waiver of any subsequent occurrences or transactions unless the waiver, by its terms, constitutes a continuing waiver.

7. Arbitration. Any disputes related to or arising out of this Agreement or otherwise relating to Employee's employment with the Company shall be subject to mandatory binding arbitration before a single arbitrator in accordance with the rules of the American Arbitration Association ("AAA"), except that the Company may, in place of or in additional to arbitration, elect to pursue court remedies for any breach of Section 4 of this Agreement. The arbitrator shall be selected in accordance with the AAA's rules for selecting a single arbitrator provided that, if AAA rules call for selecting an arbitrator by making strikes against a list of candidates, in the event that there is an odd number of candidates Employee shall have the first strike and in the event that there is an even number of candidates that Company shall have the first strike. Except to the extend contrary to this Agreement or the Company's written policies regarding arbitration with Employee, the procedural rules that shall govern the arbitration shall be the rules of the AAA, or in the event that a particular procedural issue is not governed by the foregoing, the Arizona Rules of Civil Procedure shall apply except that discovery may be conducted only upon agreement of the parties or order of the


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      arbitrator upon good cause shown, and in issuing discovery orders, the arbitrator shall consider that the parties have chosen arbitration to provide for the efficient and inexpensive resolution of disputes. The forum for the arbitration shall be Phoenix, Arizona. The applicable substantive law shall be the law chosen to apply to disputes provided by this Agreement. A party may initiate arbitration under this Section by making a demand for arbitration and shall serve with that demand a detailed statement setting forth with particularity the factual and legal basis for each claim asserted. In the event that the party initiating arbitration fails to serve on the opposing party the detailed statement of claims required by this Section, the opposing party shall be entitled to move to dismiss the arbitration, and upon such motion, such claims shall be dismissed. Upon the issuance of a decision, the arbitrator shall issue written findings of fact and conclusions of law. The decision of the arbitrator shall be in accordance with the express terms and conditions of this Agreement. Each party shall pay its own attorneys' fees and costs and shall share the arbitration fees provided that the nonprevailing party shall reimburse the prevailing party for all reasonable attorneys' fees and costs, including the arbitration fees, incurred in connection with the arbitration. Arbitration proceeding and any information related thereto shall be kept confidential. THE PARTIES ACKNOWLEDGE THAT THEIR AGREEMENT TO ARBITRATE UNDER THIS SECTION MEANS THAT TRIAL BY JURY OR APPEAL WILL NOT BE AVAILABLE FOR ANY DISPUTES RELATED TO OR ARISING OUT OF THIS AGREEMENT OR OTHERWISE RELATING TO EMPLOYEE'S EMPLOYMENT WITH THE COMPANY INCLUDING WITHOUT LIMITATION DISPUTES INVOLVING ALLEGED EMPLOYMENT DISCRIMINATION, HARASSMENT, WRONGFUL TERMINATION, AND ANY OTHER CLAIMS ARISING OUT OF FEDERAL OR STATE STATUTES, COMMON LAW OR PUBLIC POLICY, EXCEPT THAT THIS SECTION DOES NOT RESTRICT THE RIGHT TO PURSUE COURT REMEDIES FOR ANY BREACH OF SECTION 4 OF THIS AGREEMENT.

8. No Mitigation. Any compensation earned by Employee from another employer or from employment not in violation of the provisions of Section 2.2 or
      Section 4 hereof, shall not reduce any payment to which Employee is entitled under the terms of this Agreement.

9.    Miscellaneous.

      9.1 Entire Agreement. This Agreement rescinds and supersedes any other agreement and contains the entire understanding between the parties relative to the employment of Employee, there being no terms, conditions, warranties, or representations other than those contained or referred to herein, and no amendment hereto shall be valid unless made in writing and signed by both of the parties hereto.


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      9.2   Governing Law. This Agreement shall be interpreted and construed in accordance with the laws of the State of Arizona without regard to conflicts of law principles as applied to residents of Arizona.

      9.3 Severability. In the event that any provisions herein shall be legally unenforceable, the remaining provisions nevertheless shall be carried into effect.

      9.4 Attorneys' Fees. In the event of any litigation between the parties hereto arising out of the terms, conditions and obligations expressed in this Agreement, the prevailing party in such litigation shall be entitled to recover reasonable attorneys' fees incurred in connection therewith.

      9.5 Notices. All notices required or permitted to be given hereunder shall be deemed given if in writing and delivered personally or sent by telex, telegram, telecopy, or forwarded by prepaid registered or certified mail (return receipt requested) to the party or parties at the following addresses (are at such other addresses as shall be specified by like notices), and any notice, however given, shall be effective when received:

      To Employee:

                  Douglas N. Dixon
                  2187 East Victor Road
                  Gilbert, AZ 85296

      To the Company:

                  Aspect SemiQuip International, Inc.
                  375 East Elliot Road
                  Chandler, AZ 85225

      9.6 Waiver. The waiver by any party of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach of the same provision or any other provision of this Agreement.

      9.7 Counterparts. This Agreement may be executed in one or more counter-parts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


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      9.8   Headings. The subject headings to the sections in this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

      9.9 Survivorship. The provisions of Section 3.1, 4.1, 4.2, 7 and 8 shall continue and shall survive the termination of the Agreement.

      IN WITNESS WHEREOF, the parties have executed this Agreement on June 29, 2001, to be effective as of the date first hereinabove written.


                                        ASPECT SEMIQUIP INTERNATIONAL, INC.

                                        By:  /s/ Douglas N. Dixon
                                             ------------------------
                                        Its: ________________________


                                        EMPLOYEE

                                        /s/ Douglas N. Dixon
                                        -----------------------------
                                              Douglas N. Dixon


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